Exhibit 10.1

ADVISORY SERVICES AGREEMENT
__________________________________________________

This ADVISORY SERVICES AGREEMENT (the “Agreement”) is made and entered into as of the 25th day of May, 2012, by and between Gary Smith (“Employee”) and Hibbett Sporting Goods, Inc. (the “Company”).

WHEREAS, Employee is the Chief Financial Officer for the Company; and

WHEREAS, Employee has notified the Company that he will retire from the Company effective July 7, 2012; and

WHEREAS, the Company desires to offer certain benefits to Employee in return for his agreements to consult with the company, for a period of time on an as needed basis, to release any claims he may have against the Company, and to not compete with certain aspects of the Company for a period of time;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Retirement.  Employee and the Company acknowledge that Employee will retire from the Company and therefore his employment will end effective as of July 7, 2012.

2.  Limited Consultation.  For a period of eight (8) months following the effective date of his retirement, Employee shall make himself available at reasonable times, after reasonable notice from the Company, to assist with the transition of his job duties and to provide other assistance, as needed.  Employee acknowledges that he is not entitled to any additional compensation for such consultation beyond the amounts stated in this Agreement.

3. Benefits.  In exchange for Employee’s execution of and compliance with this Agreement, the Company agrees to pay Employee Two Hundred Thousand Dollars ($200,000.00) within thirty (30) days following the effective date of his retirement.  Employee shall be responsible for the payment of applicable taxes and imposts levied or based upon the income of Employee or the fees payable to Employee by Company including, but not limited to, FICA and federal, state and local income taxes, unemployment insurance taxes and any other employment taxes or levies.  Employee agrees and acknowledges that in the absence of this Agreement, Employee is not entitled to any such benefits or similar payment on account of Employee’s employment and that the amount recited in this section is being paid in exchange for the execution of and compliance with this Agreement and for no other reason.

4. Release.   In exchange for the promises by the Company contained in this Agreement, Employee hereby releases and forever discharges the Company, its officers, directors, agents, employees and affiliated companies and its successors and assigns from any and all claims of whatever nature Employee may have or believes Employee has against the Company, as of the date of Employee’s execution of this Agreement.  Employee agrees that the release of all claims against the Company, its officers, directors, agents, employees and affiliated companies and its successors and assigns specifically includes any tort and contract claims and any claims or rights arising under statute.  This release does not preclude Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission.  However, Employee is waiving Employee’s right to receive any monetary damages or other remedy as a result of filing such a charge.  Employee understands that he is not releasing any claim or right to benefits under any Company plan or policy that may have vested before the effective date of his retirement in the ordinary course.

5. Restrictive Covenants.

A. Acknowledgment.  Employee understands that the nature of Employee’s position has given him access to and knowledge of Confidential Information and that he has been in a position of trust and confidence with the Company.  Employee understands and acknowledges that the services he has provided to the Company are unique, special or extraordinary.  Employee further understands and acknowledges that the Company’s ability to reserve Confidential Information for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company and that improper use or disclosure by Employee is likely to result in unfair or unlawful competitive activity.

B. “Confidential Information.”  For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to:  business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, computer programs, computer software, applications, operating systems, work-in-process, databases, records, systems, material, sources of material, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, developments, reports, internal controls, security procedures, market studies, revenue, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, customer information, customer lists, client information, and client lists of the Company.  Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.  Employee understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to Employee in the first instance.  Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Employee, provided that such disclosure is through no direct or indirect fault of Employee or person(s) acting Employee’s behalf.

C. Non-Disclosure of Confidential Information.  Employee agrees that he shall not at any time or in any manner, either directly or indirectly, divulge, disclose, communicate, or use the Confidential Information he has obtained or has been otherwise exposed to while employed by the Company, including the Limited Consultation period as outlined in paragraph 2.

D. Non-Competition.  Because of the Company’s legitimate business interest as described herein and the good and valuable consideration provided to Employee under this Agreement, for the three (3) year period following the effective date of Employee’s retirement, Employee agrees and covenants not to directly or indirectly compete with the Company by owning, managing, operating, consulting, advising, or being employed in any capacity by an entity which engages in the business of sporting goods or athletic shoe retail.  Employee further agrees that during the pendency of any litigation to enforce this Section, including all appeals, the non-compete period identified herein shall automatically be tolled for such period of time until the litigation is fully and finally resolved.

E. Non-Solicitation of Employees.  For a period of three (3) years following the effective date of Employee’s retirement, Employee agrees not to solicit, encourage, induce, or attempt to attract employees of the Company to leave the Company.

F. Non-Disparagement.  Employee agrees that Employee will not make, communicate, publish, or disseminate any negative or disparaging comment, either verbally or in writing, relating to the Company, the Company’s business, Employee’s work with the Company, the Company’s customers and clients, or the Company’s owners, managers, supervisors, employees and agents.

6. Remedies.  Employee hereby consents and agrees that for any violation of any provision of this Agreement, a restraining order and/or injunction may be issued against Employee in addition to any other rights or remedies the company may have, including but not limited to the remedy of monetary damages.  In the event that the Company is successful in any suit or proceeding brought or instituted by the Company to enforce any of the provisions of this Agreement or on account of any damages sustained by the Company by reason of the violation by the Employee of any of the terms or provisions of this Agreement to be performed by the Employee, the Employee agrees to pay the Company’s reasonable attorney’s fees and cost.

7. Return of Property.  Employee acknowledges that he has returned all Company property to the Company.  For purposes of this Agreement, “Company Property” includes, but is not limited to, all information and materials belonging to the Company or to customers or clients, including office keys and equipment, documents, policy or practice manuals, records, customer files, written materials, electronic information, passwords, software packages, computer disks, corporate credit cards, customer lists, pricing information, sales information, and all other Company property in Employee’s possession.  A substantial failure to comply with this paragraph constitutes a material breach of this Agreement.

8. Cooperation.  Employee agrees to make himself reasonably available to the Company and/or its attorneys to assist in the prosecution or defense of any lawsuit, claim or charge by providing such information as he may have relating to such lawsuit, claim or charge and/or testifying in connection therewith.

9. Legal Advice.  Employee acknowledges that Employee has had the opportunity to seek the advice of an attorney before executing this Agreement.

10. Period of Consideration.  Employee acknowledges that Employee has been given a reasonable period of time from the receipt of this Agreement to consider it before deciding whether to agree to its terms.

11. Non-Disclosure.  Employee shall not disclose, instigate the disclosure of, or cause to be disclosed, any of the terms, conditions, amounts, or any other details of this Agreement, except to his spouse and to the extent necessary to comply with tax reporting requirements.

12. Entire Agreement.  Employee acknowledges that this Agreement constitutes the entire agreement between the parties hereto and that this Agreement supersedes, replaces, and extinguishes any prior agreements or understanding, whether written or oral, including, but not limited to, the January 24, 2008 “Change in Control Severance Agreement” and the August 4, 2005 “Nondisclosure Noncompetition Agreement”.  Employee acknowledges that by signing this Agreement, Employee has not relied upon any representations, promises or agreements by the Company, its employees, or its representatives (including any Company attorneys) which are not contained in this Agreement.  This Agreement may be modified only in writing, signed by Employee and the Company.

13. No Assignment of Employee Rights.  Employee represents and warrants to the company that Employee has not assigned any rights or claims Employee may have against the Company to any other person or entity.

14. Governing Law/Venue.  This Agreement shall be constructed and enforced in accordance with the laws of the State of Alabama.  Each party expressly designates the Circuit Court of Jefferson County, Alabama as the exclusive jurisdiction for the resolution of any dispute related to or arising under this Agreement, whether such action seeks injunctive or declaratory relief, damages, or other remedies, and each party hereby expressly consents and submits to the personal jurisdiction of the Circuit Court of Jefferson County, Alabama and waives any and all personal rights under applicable law or in equity to object to the jurisdiction and venue in said Court.

15. Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the Company and Employee and each of their respective successors, assigns, heirs, executors and administrators.

16. Titles.  The titles to the sections contained in this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

IN WITNESS HEREOF, the parties hereto have executed this Consulting Agreement as of the day and year first above written.

EMPLOYEE	HIBBETT SPORTING GOODS, INC.

Gary Smith	By:	/s/ Mickey Newsome
Name
	Name:	Mickey Newsome
/s/ Gary Smith
Signature	Title:	Executive Chairman of the Board

5/25/2012	5/25/2012
Date of Signature	Date of Signature

End of Exhibit 10.1